Exhibit 99.2

PRESS RELEASE

NRG Completes Sale of its Interest in South Texas Project

Transaction unlocks significant shareholder value by optimizing portfolio

Houston – Nov. 1, 2023 – NRG Energy, Inc. (NYSE: NRG) announced today its subsidiaries Texas Genco LP LLC and Texas Genco GP LLC have completed the sale of NRG South Texas LP, which owns a 44% interest in the South Texas Project Electric Generating Station (STP), to Constellation for $1.75 billion.

STP is a 2,645 MW nuclear facility located about 90 miles southwest of Houston in Bay City, Texas. The 44% interest represented approximately 1,100 MWs of output. The sale received final regulatory approval from the Nuclear Regulatory Commission on October 30, 2023.

“Completion of the sale is an important step in creating shareholder value through optimizing our diversified power supply portfolio,” said Mauricio Gutierrez, NRG President and Chief Executive Officer. “This transaction will release significant capital to fund our current share repurchase and debt reduction programs. I look forward to updating stakeholders during our November 2 earnings call.”

Barclays Capital Inc. and Morgan Stanley & Co. LLC are serving as NRG’s financial advisors, and McGuireWoods LLP is serving as legal counsel.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “expect,” “estimate,” “should,” “anticipate,” “forecast,” “plan,” “guidance,” “outlook,” “believe” and similar terms. Although NRG believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

PRESS RELEASE

About NRG

NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook and LinkedIn, and follow us on X (formerly known as Twitter), @nrgenergy.

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